                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             JEFFERIES GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                             JEFFERIES GROUP, INC.
                          11100 SANTA MONICA BOULEVARD
                         LOS ANGELES, CALIFORNIA 90025

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              FRIDAY, MAY 26, 2000

                            ------------------------

To the Shareholders of Jefferies Group, Inc.:

     The Annual Meeting of Shareholders of Jefferies Group, Inc. will be held at the principal executive offices of the Company at 11100 Santa Monica Blvd., 11th Floor, Los Angeles, California 90025, on Friday, May 26, 2000, at 10:00 a.m., local time, to consider and act upon:

     1. Election of seven Directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified.

     2. Any other business which may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 31, 2000, are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such shareholders will be open to examination by any shareholder at the Annual Meeting and for a period of ten days prior to the meeting during ordinary business hours at the offices of the Company located at the address above.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend, we urge you to return your proxy promptly in the enclosed envelope. The return of the proxy does not affect your right to vote in person should you decide to attend the meeting.

                                          For the Board of Directors,

                                          Jerry M. Gluck
                                          Secretary

April 3, 2000

                             JEFFERIES GROUP, INC.
                          11100 SANTA MONICA BOULEVARD
                         LOS ANGELES, CALIFORNIA 90025

                                                                   APRIL 3, 2000

                                PROXY STATEMENT

     The proxy of each shareholder of Jefferies Group, Inc. (the "Company") is being solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at the offices of the Company at 11100 Santa Monica Blvd, 11th Floor, Los Angeles, California, 90025, on Friday, May 26, 2000, at 10:00 a.m., local time, and at any adjournment thereof. All shareholders of record at the close of business on March 31, 2000, are entitled to notice of and to vote at the meeting. The Company is first mailing this Notice of Annual Meeting, Proxy Statement and form of proxy to shareholders on or about April 3, 2000.

     On April 27, 1999, the Company's former corporate parent (also called Jefferies Group, Inc., but referred to here as "Old Jefferies Group") and Investment Technology Group, Inc. ("ITGI") completed the spin-off of Jefferies & Company, Inc. ("Jefferies") and other subsidiaries, and the merger of ITGI with Old Jefferies Group. As a result of the spin-off, holders of each share of Old Jefferies Group on the record date, April 20, 1999, received one share of the Company's Common Stock. Immediately following the spin-off and merger, the Company was renamed "Jefferies Group, Inc." and began trading on the New York Stock Exchange under the symbol "JEF." In addition, immediately following the merger of ITGI with Old Jefferies Group, the surviving corporation was renamed Investment Technology Group, Inc. and began trading on the New York Stock Exchange under the symbol "ITG." Information on how shareholders who were affected by these transactions should allocate tax basis between Company shares and ITGI shares is available on the Company's website, at www.jefco.com ("News & Events -- spin-off").

     The Company is the accounting successor to Old Jefferies Group, and continues substantially the same operations as Old Jefferies Group except that the business of ITGI is a discontinued operation. Accordingly, information is presented in this proxy statement for periods prior to April 27, 1999, including compensation information and historical share and share price information. While this information regarding pre-spin-off events enhances a shareholder's understanding of the Company at present, it should be understood that such information relates to Old Jefferies Group rather than the Company. For example, information regarding a given Director or Executive Officer's service with the Company prior to April 1999 actually relates to such person's service with Old Jefferies Group.

     The enclosed form of proxy is for use by the Board of Directors at the meeting and any adjournment thereof. Any shareholder who signs and returns the proxy may revoke it at any time before it has been voted by (i) delivering written notice of its revocation to the Secretary of the Company, (ii) delivering a duly executed proxy bearing a later date to the Secretary of the Company, or (iii) attending the meeting and voting in person.

     In the absence of contrary direction, all shares represented by valid proxies received pursuant to this solicitation will be voted (i) for the election of the seven nominees for Director whose names are listed herein, and
(ii) as to other matters which may properly come before the meeting, in accordance with the best judgment of the proxy holders named in the accompanying proxy.

     Each nominee has consented to being a nominee and to serving as a Director if elected. In the event that any nominee shall be unable to serve as a Director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors of the Company.

     All costs of solicitation of proxies will be borne by the Company. Although there are no formal agreements to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of the Company's Common Stock. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, telegraph or facsimile transmission, by Directors and Officers of the Company, who will not receive special compensation for such solicitation.

     The outstanding voting securities of the Company consisted of 24,417,431 shares of Common Stock, on March 31, 2000, which is the record date for determining shareholders entitled to notice of and to vote at the meeting. Each share is entitled to one non-cumulative vote for each Director to be elected and one vote on each separate matter of business properly brought before the meeting.

     The election of Directors will be determined by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the meeting, and approval of other items at the meeting will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote on such items at the meeting. Accordingly, in the case of shares that are present or represented at the meeting for quorum purposes, not voting such shares for a particular nominee for Director, including by withholding authority on the proxy, will not operate to prevent the election of such nominee if he otherwise receives affirmative votes; an abstention on any other item will have the effect of a vote against that item; a broker "non-vote" (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) on any other item will have no effect on the vote on such item.

     The votes of all shareholders will be held in confidence from the Company, its Directors, Officers and employees except (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;
(ii) in case of a contested proxy solicitation; (iii) in the event that a shareholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspector of election to certify the results of the vote. The Company has retained EquiServe, First Chicago Trust Division, its transfer agent, as independent inspector of election to receive and tabulate the proxies, certify the results, and perform any other acts required by the Delaware General Corporation Law.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each Director, (iii) each Executive Officer named in the Summary Compensation Table and (iv) all Directors and Executive Officers as a group. The information set forth below is as of March 1, 2000, unless otherwise indicated. Information regarding shareholders other than Directors, Executive Officers and employee benefit plans is based upon information contained in Schedules 13D or 13G filed with the Securities and Exchange Commission ("SEC") and furnished to the Company by such shareholders. The number of shares beneficially owned by each shareholder and the percentage of the outstanding Common Stock those shares represent include shares that may be acquired by that shareholder within 60 days through the exercise of any option, warrant or right. The mailing address of the parties listed below is the Company's principal business address unless otherwise indicated.

                                                                  SHARES OF
                                                                    COMMON            PERCENTAGE OF
                                                              STOCK BENEFICIALLY       COMMON STOCK
            NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNED           BENEFICIALLY OWNED
            ------------------------------------              ------------------    ------------------
Jefferies Group, Inc. Employee Stock Ownership Plan.........      3,316,161(1)             13.6%
Frank E. Baxter.............................................      1,623,291(2)              6.7%
Tweedy, Browne Company L.L.C. and Affiliates
  52 Vanderbilt Ave., 8th Floor
  New York, New York 10017..................................      1,534,924(3)              6.3%
Richard B. Handler..........................................        967,837(4)              3.9%
Michael L. Klowden..........................................        221,595(5)                *
Clarence T. Schmitz.........................................        148,222(6)                *
John C. Shaw, Jr............................................        115,847(7)                *
Richard G. Dooley...........................................        106,316(8)                *
Frank J. Macchiarola........................................         84,078(9)                *
Jerry M. Gluck..............................................         61,230(10)               *
Sheldon B. Lubar............................................         55,507(11)               *
W. Patrick Campbell.........................................          5,000(12)               *
All 11 Current Directors and Executive Officers.............      3,280,550(13)            13.2%

---------------
  * The percentage of shares beneficially owned does not exceed one percent of the outstanding class.

 (1) The terms of the Jefferies Group, Inc. Employee Stock Ownership Plan (the "ESOP") provide for the voting rights associated with the shares held by the ESOP to be passed through and exercised exclusively by the participants in the ESOP to the extent that such securities are allocated to a participant's account. As of November 30, 1999, 3,037,417 shares of Common Stock held in the ESOP Trust were allocated to the accounts of ESOP participants, and 278,744 shares of Common Stock held in the ESOP Trust were held in a leveraged account for future use. Those shares allocated to the accounts of Directors and Executive Officers are included on their respective entries in the table and are also included in the ESOP figure. The ESOP and the Trustee of the ESOP (Wells Fargo Bank) may be deemed to have shared dispositive power over the shares held by the ESOP. The Board of Directors of the Company appoints the members of the committee which serves as the Plan Administrator of the ESOP. Messrs. Frank E. Baxter, a Director of the Company, Michael L. Klowden, a Director of the Company, Joseph A. Schenk, Chief Financial Officer of the Company, and Melvin W. Locke, Jr., Director of Human Resources of Jefferies, presently serve on the committee. Each of these individuals disclaims beneficial ownership of the shares held by the ESOP except those shares allocated to his ESOP account.

 (2) Includes 43,462 shares subject to immediately exercisable options; 9,026 shares Mr. Baxter holds as custodian for his children's accounts; 52,026 shares held under the ESOP; and 299,248 shares held under the Jefferies Group, Inc. Profit Sharing Plan (the "PSP"). Participants in the ESOP have sole voting power and no dispositive power over shares allocated to their ESOP accounts. Participants in the PSP have sole voting power and limited dispositive power over shares allocated to their PSP accounts.

 (3) Tweedy, Browne Company L.L.C., a Delaware limited liability company ("TBC"), together with TBK Partners, L.P., a Delaware limited partnership ("TBK"), and Vanderbilt Partners L.P., a Delaware limited partnership ("Vanderbilt"), filed a combined statement on Schedule 13D dated and reporting beneficial ownership at May 12, 1999, and as of the date hereof, had not amended the Schedule 13D. The holdings for TBC and related entities are therefore based on the May 1999 Schedule 13D amendment. As adjusted, TBC reported beneficial ownership of 1,253,840 shares (5.2% of the outstanding class as of March 1, 2000), with sole voting power over 1,100,766 shares and shared dispositive power over 1,253,840 shares. TBK reported having sole voting and dispositive power over 226,040 shares. Vanderbilt reported having sole voting and dispositive power over 55,044 shares. The aggregate number of shares with respect to which TBC, TBK and Vanderbilt could be deemed to be the beneficial owner is 1,534,924 shares (6.3% of the outstanding class as of March 1, 2000). As of May 12, 1999, the three general partners in Vanderbilt (Christopher H. Browne, William H. Browne, and John D. Spears) were three of the six members of TBC (with Thomas H. Shrager, Robert Q. Wyckoff, Jr. and a Delaware corporation referred to as "Holdings" in the May 1999 Schedule 13D), and are also three of the four general partners of TBK (Thomas P. Knapp was also a general partner of TBK, but is not a member of TBC or a partner of Vanderbilt). The general partners in each of TBK and Vanderbilt, and the members of TBC, as the case may be, solely by reason of their positions as such, may be deemed to have shared power to vote and dispose of the shares held by TBC, TBK, and Vanderbilt, respectively.

 (4) Includes 285,488 shares subject to immediately exercisable options, and 15,715 shares held under the ESOP.

 (5) Includes 129 shares held under the ESOP.

 (6) Includes 129 shares held under the ESOP and 3,765 shares under the PSP.

 (7) Includes 33,967 shares subject to immediately exercisable options; 40,622 shares held under the ESOP and 855 shares under the PSP.

 (8) Includes 60,415 shares subject to immediately exercisable options.

 (9) Includes 53,124 shares subject to immediately exercisable options, and 765 shares subject to options which became exercisable on March 31, 2000.

(10) Includes 6,545 shares subject to immediately exercisable options; 30,756 shares under the ESOP and 667 shares under the PSP.

(11) Includes 6,367 shares held by Mr. Lubar's spouse and 20,630 shares subject to immediately exercisable options.

(12) Shares subject to options which will become exercisable on April 26, 2000.

(13) Includes 510,176 shares subject to immediately exercisable options; 5,765 shares subject to options which will become exercisable within 60 days of March 1, 2000; 170,966 shares held under the ESOP for all Executive Officers as a group; and 301,801 shares under the PSP for Executive Officers as a group.

                             ELECTION OF DIRECTORS

     Under the Company's By-Laws, the Board of Directors is authorized to determine the number of Directors of the Company, which may not be less than six nor more than seventeen Directors. The number of authorized Directors to be elected at the Annual Meeting has been fixed at seven. Such Directors will be elected to serve until the next Annual Meeting and until their successors shall be elected and qualify.

     All of the nominees for election as a Director are present members of the Board of Directors. Mr. Baxter was elected by Written Consent of the Sole Incorporator of the Company on February 25, 1999. Messrs. Dooley, Handler, Lubar and Macchiarola were elected to their positions by a Unanimous Written

Consent of the Board of Directors on March 17, 1999, effective immediately after the Spin-Off. Mr. Shaw was elected to his position at the regular meeting of the Board of Directors on January 25, 2000. Mr. Campbell was elected to his position by Unanimous Written Consent of the Board of Directors on January 26, 2000. Mr. Klowden, a current member of the Board of Directors, will not stand for re-election.

                INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND
                               EXECUTIVE OFFICERS

NOMINEES

     The following information is submitted concerning the nominees for election as Directors:

     FRANK E. BAXTER, 63, a nominee, has been Chairman of the Board since September 26, 1990, Chief Executive Officer since March 19, 1987, and a Director of the Company and of Jefferies since 1975. Mr. Baxter has previously served as President of the Company and of Jefferies from January 1986 until December 1996, Executive Vice President, National Sales Manager and New York Branch Manager of Jefferies, and Managing Director of the Company's U.K. subsidiary. Mr. Baxter has been a Director of ITGI since March 1994, and was a Director of ITG Inc. ("ITG"), ITGI's wholly owned broker-dealer subsidiary, from January 1994 through January 1997. Mr. Baxter has also been a member of the Board of Governors of the National Association of Securities Dealers, Inc. since January 1998, and a member of the Board of Directors of the Securities Industry Association since November 1995.

     W. PATRICK CAMPBELL, 54, a nominee, has been a Director of the Company since January 26, 2000. From 1994 until October, 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999. Mr. Campbell is also a trustee for the Museum of Science and Industry in Chicago.

     RICHARD G. DOOLEY, 70, a nominee, has been a Director of the Company since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company ("Mass Mutual"); Mr. Dooley is currently a consultant to Mass Mutual. Mr. Dooley has also been a director of Advest Group, Inc. since 1983, HSB Group, Inc. since 1984, Kimco Realty Corporation since 1990, and various Mass Mutual sponsored investment companies. Mr. Dooley is also a trustee of Saint Anselm College and Chairman of the Board of The New England Education Loan Marketing Corporation. Mr. Dooley is Chairman of the Company's Compensation Committee and a member of the Audit Committee.

     RICHARD B. HANDLER, 38, has been Co-President and Co-Chief Operating Officer of the Company since January 2000, and of Jefferies since February 2000. Mr. Handler has been a Director of the Company since May 1998, and a Director of Jefferies since May 1993. Mr. Handler is the Manager of the High Yield Division of Jefferies and has previously served as Executive Vice President of Jefferies from April 1990 until January 2000. Mr. Handler is also a director of Automated Trading Systems, Inc. and of Wayland Investment Fund, LLC.

     SHELDON B. LUBAR, 70, a nominee, has been a director of the Company since January, 1998. He is currently Chairman of the Board of Lubar & Co. Incorporated, an investment banking firm, where he has served in that capacity since 1977. From 1986 to 1999, he was Chairman of the Board of Christiana Companies, Inc., a New York Stock Exchange listed company that provides refrigerated warehousing and logistics. Mr. Lubar is also a Director of C2, Inc. since 1998, Weatherford International, Inc. since 1995, MGIC Investment Corporation since 1991, Firstar Corporation since 1986, Massachusetts Mutual Insurance Co. since 1977, and Grant Prideco, Inc. since 2000.

     FRANK J. MACCHIAROLA, 58, a nominee, has been a Director of the Company since August 1991. He is currently the President of St. Francis College, where he has served in that capacity since July 1996. He also serves as special counsel to the law firm of Tannenbaum, Halpern, Syracuse & Hirschtritt LLP. Previously, Mr. Macchiarola was a Professor of Law and Political Science and the Dean of the Benjamin N. Cardozo School of Law at Yeshiva University in New York City from 1991 to 1996, Professor of Business in the Graduate School of Business at Columbia University from 1987 to 1991, and President and Chief Executive Officer of the New York City Partnership, Inc. from 1983 to 1987. Prior to 1985, he was a faculty member at the City University of New York and Chancellor of the New York City Public School System. Mr. Macchiarola has been a Trustee of the Manville Personal Injury Trust since 1991. Mr. Macchiarola is Chairman of the Company's Audit Committee and a member of the Compensation Committee.

     JOHN C. SHAW, Jr., 53, a nominee, has been a Director of the Company since January 2000, and a Director of Jefferies since 1983. Mr. Shaw has also been Co-President and Co-Chief Operating Officer of the Company since January 2000, and of Jefferies since February 2000. Previously, Mr. Shaw was Executive Vice President of Jefferies from August 1997 until January 2000, National Sales Manager of Jefferies from August 1997 until January 2000, and Assistant National Sales Manager of Jefferies from May 1994 until August 1997.

OTHER EXECUTIVE OFFICERS

     The Executive Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Baxter, Handler and Shaw, for whom information is provided above, the following sets forth information as to the Executive Officers:

     JERRY M. GLUCK, 52, has been Secretary and General Counsel of the Company and Jefferies since May 1985 and a Director of Jefferies since November 1984.

     MICHAEL L. KLOWDEN, 54, a present Director who is not standing for re-election, has been a Director of the Company since May 1987 and Vice Chairman of the Company since December 1999 and of Jefferies since February 2000. Mr. Klowden was the President and Chief Operating Officer of the Company from December 1996 until December 1999, and of Jefferies from December 1996 until February 2000. From May 1995 until December 1996, he was Vice Chairman of the Company and of Jefferies. Mr. Klowden has been a Director of Jefferies since May 1995, and has been a trustee of the University of Chicago since 1986. From 1978 until May 1995, Mr. Klowden was a senior partner of Morgan, Lewis & Bockius LLP.

     JOSEPH A. SCHENK, 41, has been Chief Financial Officer of the Company since January 2000, and Executive Vice President of Jefferies since February 2000. Previously, Mr. Schenk was a Senior Vice President, Corporate Services, of Jefferies from September 1997 through December 1999. From January 1996 through September 1997, Mr. Schenk was Chief Financial Officer and Treasurer of Tel-Save Holdings, Inc., now Talk.com Inc. From September 1993 to January 1996, Mr. Schenk was Vice President, Capital Markets Group, with Jefferies.

     MAXINE SYRJAMAKI, 55, has been Controller of the Company since May 1987, an Executive Vice President of Jefferies since November 1986 and Chief Financial Officer of Jefferies since September 1984.

               COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors of the Company held eight meetings during 1999. Each incumbent member of the Board of Directors attended, during his term of office, at least 75% of the total number of meetings of the Board of Directors and Committees thereof of which such Director was a member.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have an Executive Committee or a Nominating Committee.

     The current Audit Committee members are Frank J. Macchiarola, Chairman, Richard G. Dooley and Sheldon B. Lubar. The Audit Committee is responsible for reviewing with the independent auditors of the Company the independent auditors' audit and review programs and procedures, the financial statements and the adequacy of the Company's system of internal accounting controls. The Committee also reviews the professional services provided by the independent auditors and makes recommendations to the Board as to the auditors' engagement or discharge. During 1999, there were four meetings of the Audit Committee.

     The current Compensation Committee members are Richard G. Dooley, Chairman, Sheldon B. Lubar, Frank J. Macchiarola. The Compensation Committee develops and implements compensation policies, plans and programs for the Company's Executive Officers. During 1999, there were seven meetings of the Compensation Committee.

                             DIRECTOR COMPENSATION

     Each non-employee Director (Messrs. Campbell, Dooley, Lubar and Macchiarola) receives an annual retainer of $20,000, paid quarterly, $4,000 for attendance at each of six regular meetings of the Board, and $2,000 for attendance at each special meeting of the Board. In addition, the Chairmen of the Audit and Compensation Committees are each paid an annual fee of $3,000, and Directors receive $750 for each Committee meeting attended.

     Under the Company's current compensation policy implementing the 1999 Directors' Stock Compensation Plan (the "DSCP"), each non-employee Director may elect to receive annual retainer fees and Chairman's fees in the form of cash, stock options, deferred cash, or deferred shares. If a Director elects to be paid in the form of options, the number of options granted is determined using an option valuation methodology determined by the Board. The value of such options is equal to the amount of such fees. Such options have a term of ten years, and an exercise price determined in accordance with the option valuation methodology used by the Board. Each option will vest and become exercisable as to 25% of the underlying shares on the June 30, September 30, December 31, and March 31 following the date of grant (or at a faster rate if options are granted at times other than the customary annual meeting date), except that an option will become fully exercisable at the end of the plan year if the Director serves through such date. Options will expire ten years after the date of grant, except that any part of the option not exercisable at the time a Director ceases to serve as a Director will expire at that time, regardless of the reason for the Director's termination, and the part of an unexercisable option attributable to fees for service as Chairman of a committee will expire at the time committee service terminates.

     A non-employee Director may elect to defer receipt of annual retainer fees (other than fees paid in the form of options), fees for service as chairman of a Board committee, and Board and committee meeting fees by filing an election prior to the beginning of the plan year. If such fees are deferred in the form of cash, the Company will credit a cash account established for the Director with the amount of fees deferred, at the date such fees otherwise would be payable to the Director. Interest will be credited to such account for a plan year at the prime interest rate in effect at the date of the preceding annual meeting of stockholders.

     If Directors' fees are deferred in the form of deferred shares, the Company will credit a deferral account established for the Director with a number of deferred shares equal to the number of shares (including fractional shares) having an aggregate fair market value at the date fees otherwise would be payable equal to the amount of fees deferred in such form. Dividend equivalents equal to dividends declared and paid on the Common Stock will be credited on deferred shares then credited to a Director's account, which amounts will be deemed to be reinvested in additional deferred shares.

     In addition, under the DSCP, an option to purchase 4,000 shares of stock will be granted each year to each Director of the Company who is then eligible to receive an option grant at the close of business on the day of the Company's annual meeting of stockholders at which Directors are elected by the Company's stockholders. A newly elected Director is also automatically granted an option to purchase 5,000 shares under the plan. No director may be granted an option more than once during any one calendar year under the plan. These options granted under the DSCP will expire at the earlier of (i) five years after the date of grant, (ii) twelve months after the recipient ceases to serve as a Director due to death, disability, or retirement at or after age 65, or (iii) sixty days after the recipient ceases to serve as a Director for any other reason. Options will become exercisable three months after the date of grant, provided that the recipient is a Director on the date the option becomes exercisable, and are exercisable at a price per share equal to 100% of the fair market value per share at the date of grant.

     In connection with the spin-off (described on page 1 of this Proxy Statement), directors of Old Jefferies Group were permitted to elect either to "roll over" their options in a manner complying with accounting rules so as to preserve the intrinsic value of the options and the ratio of exercise price to market price without enhancing the rights of the optionee, or to not roll over the options but instead to receive "make-whole" options. The nature of such "make-whole" options and the manner in which they were granted was the same as for employees, as described in the "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION -- Compensation Matters Relating to the Spin-Off." Directors and former Directors who elected to receive "make-whole" options, and the number received, were as follows: Mr. Dooley, option to purchase 13 shares; Mr. Macchiarola, option to purchase 102 shares; and Tracy Herrick, option to purchase 13 shares.

     Directors who are also employees of the Company are not paid Directors' fees and are not granted options for serving as Directors.

     Each Director may participate in the Company's Charitable Gifts Matching Program pursuant to which the Company will match 50% of charitable contributions made by a Director, up to a maximum dollar amount of $1,500 per person per year.

     The children of Directors may also participate (along with the children of all employees of the Company) in the Stephen A. Jefferies Educational Grant Program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with the Company.

                             EXECUTIVE COMPENSATION

     Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1999, 1998, and 1997, of those persons who were, during 1999, the Chief Executive Officer and the other four most highly compensated Executive Officers of the Company specified by SEC rules (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                       ----------------------------------------
                                        ANNUAL COMPENSATION(1)                   AWARDS                PAYOUTS
                                   --------------------------------    ---------------------------    ---------
           (A)             (B)       (C)         (D)          (E)           (F)            (G)           (H)          (I)
                                                                                        SECURITIES
                                                             OTHER                        UNDER-
                                                            ANNUAL      RESTRICTED        LYING                    ALL OTHER
   NAME AND PRINCIPAL                                       COMPEN-        STOCK         OPTIONS/       LTIP        COMPEN-
        POSITION           YEAR    SALARY       BONUS       SATION      AWARD(S)(2)      SARS(3)       PAYOUTS     SATION(4)
-------------------------  ----    -------    ----------    -------    -------------    ----------    ---------    ---------
Frank E. Baxter..........  1999    400,000     3,378,000        --              --        44,462             --     388,367
  Chairman and Chief       1998    400,000       818,918    15,848       1,638,082            --      1,487,660      81,004
  Executive Officer        1997    400,000       818,918    16,228       2,088,082        72,000      2,628,322      90,940
Jerry M. Gluck...........  1999    214,000       185,460        --              --        17,545             --      11,610
  Secretary and General    1998    214,000       166,000     4,299          79,448            --             --      33,172
  Counsel                  1997    214,000       161,000     3,842              --        10,000             --      30,527
Richard B. Handler.......  1999    250,000     8,531,838        --       2,571,264       101,000             --      11,610
  Co-President and Co-     1998    250,000     8,135,197    15,963       3,320,061            --             --      78,485
  Chief Operating Officer  1997    500,000    17,105,403    14,971              --            --             --      82,826
Michael L. Klowden.......  1999    300,000     1,640,000        --              --            (5)            --      11,610
  Vice Chairman            1998    300,000     1,023,000    15,664         826,411            --             --      62,662
                           1997    300,000     1,050,750    13,405         650,250        40,000             --      54,239
Clarence T. Schmitz......  1999    275,000     1,552,000        --              --            (6)            --      11,610
  Chief Financial Officer  1998    275,000       756,750    14,596         294,969            --             --      36,740
                           1997    275,000       703,500    13,538         234,500        10,000             --      31,273

---------------
(1) The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred at the election of those Named Executive Officers.

(2) As a result of the Spin-Off, Named Executive Officers with restricted common stock of Old Jefferies Group prior to the Spin-Off now hold one share of restricted ITG stock and one share of restricted common stock of the Company for each share of Old Jefferies Group restricted stock. On December 31, 1999, the following Named Executive Officers held restricted stock of each of the Company and ITG: Mr. Gluck: 1,585 shares with an aggregate market value of $34,870 of the Company and $45,569 of ITG; Mr. Handler: 76,903 shares with an aggregate market value of $1,691,866 of the Company and $2,210,961 of ITG; Mr. Klowden: 20,240 shares with an aggregate market value of $445,280 of the Company and $581,900 of ITG; Mr. Schmitz: 7,105 shares with an aggregate market value of $156,310 of the Company and $204,269 of ITG. Restrictions on 10,556 of Mr. Klowden's shares granted on February 18, 1999 will lapse two years from the date of grant, and on 9,684 shares granted on January 27, 1999, lapsed on January 26, 2000. Restrictions on all of Mr. Schmitz' restricted shares lapsed on January 3, 2000. Restrictions on Mr. Gluck's restricted stock granted January 27, 1999 will lapse three years from the date of grant. Restrictions on 66,903 of Mr. Handler's shares granted February 25, 1999 will lapse on June 30, 2001, and on 10,000 shares granted March 31, 1999 will lapse on March 31, 2002.

(3) All options shown as compensation for 1997 and 1998 were exercised prior to the Spin-Off and are no longer outstanding, therefore the number of such options has not been adjusted to give effect to the Spin-Off.

(4) The total amounts for 1999 shown in the "All Other Compensation" column include the following:

     (a) The Company's matching contributions under the Company's Section 401(k)/Profit Sharing Plan ("PSP"). During the plan year ended November 30, 1999, Mr. Baxter received $7,194, and Messrs. Handler, Klowden, Schmitz and Gluck each received $6,641 as the Company's matching contributions.

     (b) Forfeitures under the Company's Employee Stock Ownership Plan ("ESOP"). During the plan year ended November 30, 1999, each Named Executive Officer's account was credited with .446 shares of the Company's common stock at an original cost of $.9505 per share, and with .1628 shares of ITG common stock at an original cost of $1.6775 per share, for a total value of $14 as a result of such forfeitures as of December 31, 1999.

     (c) Forfeitures under the PSP. During the plan year ended November 30, 1999, the account of each of the Named Executive Officers was credited with $244.93 as a result of PSP forfeitures.

     (d) Compensation to Mr. Baxter, in the amount of $376,204, resulting from a split-dollar insurance policy purchased by the Company in 1999 for his benefit. In accordance with Securities and Exchange Commission rules, the amount of compensation is calculated on the assumption that most of the premiums paid by the Company represent a long-term, no-interest loan to the executive, the principal amount of which will be fully repaid to the Company fifteen years after purchase of the policy. The amount calculated under this method has been reduced to reflect the amount of a deferred compensation liability of the Company to Mr. Baxter canceled in 1999. The amount of the canceled liability, assuming interest accruing at a non-preferential rate, is being applied proportionately over the five years during which the Company will pay premiums under the insurance policy, as an offset reducing the reportable compensation resulting from the policy.

(5) Mr. Klowden was granted options to purchase an aggregate of 230,137 shares of common stock which he agreed to relinquish as of January 3, 2000 in connection with a change of responsibilities and title from President and Chief Operating Officer to Vice Chairman.

(6) Mr. Schmitz was granted options to purchase an aggregate of 157,036 shares of common stock, 117,667 of which he agreed to relinquish as of January 3, 2000 in connection with his resignation as Chief Financial Officer effective December 31, 1999.

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(1)
                       ---------------------------------------------------------------
                        NUMBER OF      % OF TOTAL                                         POTENTIAL REALIZABLE VALUE AT
                       SECURITIES       OPTIONS/                  MARKET                     ASSUMED ANNUAL RATES OF
                       UNDERLYING         SARS        EXERCISE   PRICE ON                   STOCK PRICE APPRECIATION
                        OPTIONS/       GRANTED TO     OR BASE    DATE OF                         FOR OPTION TERM
                          SARS        EMPLOYEES IN     PRICE      GRANT     EXPIRATION   -------------------------------
        NAME           GRANTED (#)    FISCAL YEAR      ($/SH)      ($)         DATE        0%        5%          10%
        ----           -----------    ------------    --------   --------   ----------   ------   --------    ----------
Frank E. Baxter......      1,000         0.07%         $22.56     $22.56     4/28/2004       --   $  6,233    $   13,773
                          43,462         2.86%         $22.56     $22.56     4/28/2004       --   $270,895    $  598,607
Clarence T.
  Schmitz............     33,333(2)      2.19%(2)      $22.56     $22.56     4/28/2004       --   $207,762(2) $  459,099(2)
                           6,036(2)      0.43%(2)      $22.56     $22.56     4/28/2004       --   $ 37,622(2) $   83,134(2)
Jerry M. Gluck.......      1,000         0.07%         $22.56     $22.56     4/28/2004       --   $  6,233    $   13,773
                           6,545         0.43%         $22.56     $22.56     4/28/2004       --   $ 40,794    $   90,145
                          10,000         0.66%         $22.56     $22.56     4/28/2004       --   $ 62,329    $  137,731
Richard B. Handler...      1,000         0.07%         $22.56     $22.56     4/28/2004       --   $  6,233    $   13,773
                         100,000         6.58%         $22.56     $22.56     4/28/2004       --   $623,291    $1,377,311
                          55,000         3.62%         $27.31     $27.31     8/09/2004       --   $415,027    $  917,100
                         130,488(3)      8.58%         $19.02     $19.02    12/31/2003       --   $633,586    $1,387,762
Michael L. Klowden...     (4)           (4)            $22.56     $22.56     4/28/2004       --     (4)          (4)

---------------
(1) The options are non-qualified options which expire at the earlier of the date indicated in the table, the date of termination of the executive's employment for any reason if before vesting of the option, or the date 60 days after termination of employment if after vesting of the option. The options are vested and immediately exercisable, except (i) Mr. Gluck's 10,000 share option and each 1,000-share option vests and becomes exercisable on the third anniversary of the date of grant, and (ii) as otherwise indicated in notes (2) and (4) below. The exercise price may be paid in cash, by surrender of previously acquired shares, or in any other manner permitted by the Compensation Committee, and the executive may elect to pay applicable withholding taxes in cash, by having option shares withheld by the Company, or by surrendering previously acquired shares to the Company.

(2) Mr. Schmitz was granted an option to purchase 1,000 shares of common stock which he agreed to relinquish as of January 3, 2000. The option would have constituted .07% of the total number of options granted during fiscal 1999, and would have had a potential realizable value at a 5% assumed annual rate of stock price appreciation of $6,233, and at a 10% assumed annual rate of stock price appreciation, of $13,773. The option would have become exercisable three years from the date of grant. Mr. Schmitz was also granted an option to purchase 150,000 shares of common stock, 116,667 of which he agreed to relinquish as of January 3, 2000. The option would have constituted 10.79% of the total number of options granted during fiscal 1999, and would have had a potential realizable value at a 5% assumed annual rate of stock price appreciation of $934,937, and at a 10% assumed annual rate of stock price appreciation, of $2,065,966. The option was immediately vested and exercisable with respect to 33,333 shares which were retained by Mr. Schmitz and which are reflected on the table, and would have become exercisable with respect to 33,333 shares on April 28, 2000, 33,334 shares on April 28, 2001, and 25,000 shares on each of April 28, 2002 and April 28, 2003. The exercise price of all Mr. Schmitz' options was $22.56.

(3) Option was "rolled over" from an option Mr. Handler was entitled to receive during fiscal 1999 in lieu of a portion of his 1998 bonus. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION -- Compensation Matters Relating to the Spin-Off."

(4) Mr. Klowden was granted an option to purchase 1,000 shares of common stock which he agreed to relinquish as of January 3, 2000. The option would have constituted .07% of the total number of options granted during fiscal 1999, and would have had a potential realizable value at a 5% assumed annual rates of stock price appreciation of $6,233, and at a 10% assumed annual rate of stock price appreciation, of $13,773. The option would have become exercisable three years from the date of grant. Mr. Klowden was also granted an option to purchase 41,637 shares of common stock which he agreed to relinquish as of January 3, 2000. The option would have constituted 3.00% of the total number of options granted during fiscal 1999, and would have had a potential realizable value at a 5% assumed annual rate of stock price appreciation of $259,520, and at a 10% assumed annual rate of stock price appreciation, of $573,471. The option was immediately vested and exercisable. Mr. Klowden was also granted an option to purchase 187,500 shares of common stock which he agreed to relinquish as of January 3, 2000. The option would have constituted 13.49% of the total number of options granted during fiscal 1999, and would have had a potential realizable value at a 5% assumed annual rate of stock price appreciation of $1,168,671, and at a 10% assumed annual rate of stock price appreciation, of $2,582,457. The option was immediately vested and exercisable with respect to 41,666 shares, and would have become exercisable with respect to 41,666 shares on April 28, 2000, 41,667 shares on April 28, 2001, and 31,250 shares on each of April 28, 2002 and April 28, 2003. The exercise price of all Mr. Klowden's options was $22.56.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                               UNDERLYING              IN-THE-MONEY
                              SHARES                      UNEXERCISED OPTIONS/       OPTIONS/SARS AT
                            ACQUIRED ON      VALUE         SARS AT FY-END (#)           FY-END ($)
                             EXERCISE       REALIZED        EXERCISABLE(E)/            EXERCISABLE/
           NAME                 (#)           ($)          UNEXERCISABLE (U)         UNEXERCISABLE(1)
           ----             -----------    ----------    ----------------------    --------------------
Frank E. Baxter...........     72,000      $1,887,750           43,462(E)                      --
                                                                 1,000(U)                      --
Clarence T. Schmitz.......    186,000      $5,716,750           39,369(E)(2)                   --
Jerry M. Gluck............     10,000      $  130,938            6,545(E)                      --
                                                                11,000(U)                      --
Richard B. Handler........         --              --          285,488(E)                $388,854
                                                                 1,000(U)
Michael L. Klowden........    254,000      $6,832,313                 (2)                      --

---------------
(1) At December 31, 1999, the closing price of the Company's Common Stock was $22.00, which was the price used to determine the year-end value tables in Column (e)

(2) See footnotes (2) and (4) to the Options/SAR Grants Table above.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and Executive Officers, and persons who beneficially own more than 10% of the Company's outstanding Common Stock, to file with the SEC, by a specified date, initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Directors, Executive Officers, and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH ON PAGE 16 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, the members of which in 1999 were Messrs. Dooley, Macchiarola, and Lubar, has furnished the following report on executive compensation:

To: The Board of Directors and Shareholders of Jefferies Group, Inc.

     Under the supervision of the three members of the Compensation Committee (the "Committee"), each of whom is a non-employee Director, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company and thus shareholder value. The Committee has established compensation policies, plans and programs for the Company's executive officers which are designed to provide competitive levels of compensation, reward productivity and profitability, and encourage long-term service to the Company.

     As described elsewhere in this Proxy Statement, in April 1999 the Company's former corporate parent (also called Jefferies Group, Inc. but referred to here as "Old Jefferies Group") and Investment Technology Group, Inc. ("ITGI") consummated a series of transactions that resulted in the separation of ITGI from the other businesses of Old Jefferies Group. Prior to these transactions (the "Spin-Off"), the Compensation Committee of Old Jefferies Group performed the same functions as the Committee now performs for the Company. All three Directors now serving on the Committee also served on the Old Jefferies Group Compensation Committee. Where this Report describes Committee determinations and actions that occurred prior to the Spin-Off, those were the responsibility of the Old Jefferies Group Compensation Committee (the "Old Committee").

     The Committee administers the Company's 1999 Incentive Compensation Plan, as amended and restated (the "1999 Plan"). The 1999 Plan provides for cash-based incentive awards, which constitute a major component of the Company's executive compensation program. The Plan also provides for grants of stock options and other share-based awards. The Committee believes that such awards, which provide substantial rewards to executives if the value of the Company's stock rises during the life of the award, can be beneficial in aligning the interests of executive officers with the interests of shareholders.

     In implementing compensation policies, plans, and programs for 1999, the Committee considered the effects of Section 162(m) of the Internal Revenue Code.
Section 162(m) generally disallows a public company's tax deduction for compensation to its chief executive officer and four other most highly compensated executive officers in excess of $1 million in any tax year. Under
Section 162(m), compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though such compensation may (together with other compensation) exceed $1 million in a given year. The Committee intends to seek to preserve the tax deductibility of compensation to executive officers, to the extent that this objective does not impair the operation and effectiveness of the Company's compensation policies and programs. To this end, the 1999 Plan was designed and implemented in a manner that should enable the Committee to grant annual incentive awards, stock options, and other awards as qualifying "performance-based compensation" that will remain fully deductible by the Company. The Committee retains the flexibility, however, to enter into arrangements that may result in nondeductible compensation to executive officers. The Committee believes that no compensation otherwise deductible for 1999 was subject to the Section 162(m) deductibility limit.

COMPENSATION MATTERS RELATING TO THE SPIN-OFF

     The Old Committee took a number of actions in connection with the Spin-Off which were ratified by the Board of Directors of the Company. With regard to most stock options outstanding before the Spin-Off, the Old Committee determined not to have the options "rolled over" as new options after the Spin-Off, but instead took steps to encourage the exercise of such options. To facilitate this, the Old Committee accelerated the vesting of 5,000 Old Jefferies Group options held by each of three executive officers, including Mr. Gluck, a Named Executive Officer. This approach resulted in substantial option exercises by executive officers prior to the Spin-Off, but added to the capital of the Company and reduced the number of shares necessary to be reserved for option exercises after the Spin-Off. Some options which had been granted shortly prior to the Spin-Off were replaced by new options at the time of the Spin-Off in a manner complying with accounting rules so as to preserve the intrinsic value of the options and the ratio of exercise price to market price without enhancing the rights of the optionee. Certain options held by Mr. Handler, a Named Executive Officer, were "rolled over" resulting in a new option to purchase 130,488 shares at $19.02 per share. The term and vesting of rollover options is the same as the employee's corresponding Old Jefferies Group option.

     The Old Committee authorized the grant of options, referred to as "Make-Whole Options," in recognition of the fact that employees who exercised options before the Spin-Off were giving up a right which had value in excess of the option's then "in-the-money" value. The Old Committee calculated the amount by which these exercised options had a value, under the methodology generally used by the Company to value employee options, in excess of the value realized by the employee upon exercise in the period leading up to the Spin-Off. Consistent with the actions of the Old Committee, the Board of Directors of the Company granted Make-Whole Options at the time of the Spin-Off which had a value, determined in the same way, equal to the excess value of the exercised options. Make-Whole Options have a stated expiration date of five years after grant, and an exercise price equal to the market value of common stock at the time of the Spin-Off. The Make-Whole Option grants to named executive officers are shown in the Summary Compensation Table and the table entitled Option/SAR Grants in last Fiscal Year.

     The Old Committee also authorized a broad-based grant of options to more than 150 senior employees, effective at the time of the Spin-Off. The Company committed to making this option grant in connection with the termination of Old Jefferies Group's Capital Accumulation Plan (the "CAP") at the end of 1998, to offset the loss of the compensation opportunities under that plan. Each participating employee, including each Named Executive Officer, received an option to purchase 1,000 shares, with a five-year stated term and an exercise price equal to the market value of common stock at the time of the Spin-Off.

     The Old Committee authorized new option grants to most executive officers and to other key employees, effective at the time of the Spin-Off. The Old Committee's policies under which these grants were determined are described below under the caption "Compensation Paid to Executive Officers Generally."

     Prior to the Spin-Off, the Company distributed shares in an early settlement of common stock units acquired by employees, including the executive officers, under the CAP and paid cash in an early settlement of cash-denominated deferrals under the CAP. In the case of Messrs. Baxter, Handler, Klowden and Schmitz, amounts credited in settlement of CAP account balances were transferred as cash balances into a deferred compensation arrangement. The Company settled its deferred compensation obligation to Mr. Baxter under the CAP plan through the purchase of a Split-Dollar Life Insurance Policy.

     In view of the upcoming Spin-Off, the Old Committee converted any phantom shares credited in payment of annual incentive compensation in 1997 and 1998 into a cash amount for each of the executive officers using the closing price as of February 5, 1999. On February 18, 1999, the cash amounts for Mr. Klowden and Mr. Schmitz were converted into Restricted Stock at the fair market value of a share of Common Stock on February 18, 1999.

     Restricted stock awards held by executive officers at the time of the Spin-Off were rolled over into corresponding shares of Company stock and shares of ITGI, which shares remained subject to the restrictions applicable before the Spin-Off.

     The Company adopted a new Employee Stock Purchase Plan and Supplemental Stock Purchase Plan to replace a similar plan of Old Jefferies Group.

COMPENSATION PAID TO EXECUTIVE OFFICERS GENERALLY

     Annual compensation paid to executive officers in 1999, including the named executive officers, generally consisted of a base salary and/or draw and an annual bonus which was determined (i) in whole or in part by reference to net earnings of the Company, and (ii), in the case of executive officers with responsibility for revenue-producing departments or divisions, in whole or in part by reference to departmental or divisional profitability, and, in some cases, revenues or other measures of performance. In addition, in the case of certain executive officers with predominantly administrative functions, in determining the amount of annual bonus payable, the Committee considered individual initiative and performance. For 1999, earnings attributable to ITGI were not included in assessing performance for purposes of determining any annual bonus.

     The amount of each executive officer's base salary or draw is intended by the Committee to provide a level of income that is predictable, so that such executive officer will be able to meet living expenses and financial commitments. Certain executive officers receive draws against potential bonus amounts, which are forfeitable. Although the Committee considers competitive practices in this regard, its determination of the level of base salary or draw generally is a subjective one.

     The 1999 Plan, approved by shareholders of Old Jefferies Group shortly before the Spin-Off, contains broad authority to implement annual and long-term incentive awards. The Pay-For-Performance Incentive Plan, formerly a stand-alone plan of Old Jefferies Group, now implements annual bonuses under the 1999 Plan. In accordance with the Pay-For-Performance Plan, the Committee determined formulas for payment of an annual bonus to each such executive officer in early 1999 with a view to providing overall compensation which would provide the executive with a competitive compensation package and align the interests of the executive with those of the Company's shareholders. The Committee also received significant input from the Chief Executive Officer in determining the formulas for such executive officers' compensation. The Committee may also consider requests from the affected executive in setting the elements and amounts of the executive's compensation. In the case of executive officers with responsibility for revenue-producing departments or divisions, the Committee assessed the contribution such department or division could make to the Company's overall financial performance and sought to provide a substantial incentive to the executive officer to maximize such contribution. In determining amounts of bonus potentially payable under the Pay-For-Performance Incentive Plan, although the Committee considered competitive practices, its determinations for individuals were generally subjective. The Committee in some cases requires or permits portions of annual bonus to be deferred, and to be deemed invested in specified investment vehicles during the period of deferral.

     The Committee granted equity-based awards during 1999 to executive officers, primarily in the form of option grants at the time of the Spin-Off and restricted stock. Most restricted stock grants to executive officers, and some grants of options, represent an alternative form of payout of a cash-denominated annual bonus. These grants in lieu of annual bonus generally have short vesting periods, and usually are made with the concurrence of the affected executive officer. Where equity awards are intended as an additional element of long-term compensation, the grant generally is based on the Committee's review of trends in the compensation of executives in the securities industry and its subjective judgment as to the appropriate level of total compensation for the executive officer. Long-term equity-based awards serve both to align the interests of executive officers with those of shareholders and to promote retention and long-term service to the Company.

     The Committee considers competitive compensation data, but does not attempt to target total compensation or particular elements of compensation to a percentile of a group of comparable companies.

COMPENSATION PAID TO THE CHIEF EXECUTIVE OFFICER IN 1999

     As members of the Compensation Committee, it is our responsibility to evaluate the performance and establish the compensation level of the Company's CEO, Mr. Frank E. Baxter. The Committee has retained William M. Mercer, Incorporated to assist it in setting the compensation of the Chief Executive Officer.

     Mr. Baxter's compensation package for 1999 was intended to motivate and reward Mr. Baxter for achieving levels of net earnings, which the Committee believes promotes the best interests of the Company's shareholders and encourages Mr. Baxter to continue to serve the Company. In setting Mr. Baxter's compensation for 1999, the Committee intended that Mr. Baxter's compensation would be competitive with that of CEOs of other companies of comparable size in the securities industry, but that a large percentage of his target compensation would be based upon objective performance criteria, specifically, the net earnings of the Company.

     For 1999, Mr. Baxter's compensation consisted of a base salary of $400,000, and an incentive award implemented under and subject to the terms of the Pay-for-Performance Incentive Plan. Mr. Baxter's base salary remained at the prior year's level. By this means the Committee sought to provide Mr. Baxter with a non-performance based element of compensation that was certain as to payment. In making this subjective determination, the Committee recognized that, by providing a non-performance based element to the CEO's compensation, some trade-off exists between a desire to avoid exposing the CEO to excessive amounts of risk and the desire to align the interests of the CEO as closely as possible with those of the Company's shareholders.

     During the first quarter of 1999, the Committee also established the terms of Mr. Baxter's incentive award. The Committee specified this annual incentive award as 6.8% of consolidated net earnings from continuing operations, excluding the after-tax effect of all expenses associated with the Spin-Off and not classified as part of discontinued operations.

     Under Mr. Baxter's leadership, the Company experienced 35% year-over-year growth in its net earnings from continuing operations in 1999. Mr. Baxter earned a bonus of $3,378,000 as a result of this 1999 performance.

     In April 1999, the Company granted to Mr. Baxter Make-Whole Options and the 1000-share option granted to persons who could no longer participate in the CAP. The basis on which these options were granted is described above under the caption "Compensation Matters Relating to the Spin-Off."

     The foregoing report has been furnished by:

                          Richard G. Dooley, Chairman
                    Frank J. Macchiarola & Sheldon B. Lubar

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index, and the Financial Service Analytics Brokerage Composite Index ("FSA Composite") for the period of five fiscal years, commencing January 1, 1995 (based on prices at December 31, 1994), and ending December 31, 1999.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
JEFFERIES GROUP, INC.'S COMMON, STANDARD & POOR'S 500 AND FSA COMPOSITE INDICES

                                                                                                         FSA BROKERAGE COMPOSITE
                                                  JEFFERIES GROUP, INC.              S&P 500                      INDEX
                                                  ---------------------              -------             -----------------------
1994                                                       100                         100                         100
1995                                                       160                         138                         142
1996                                                       274                         169                         208
1997                                                       558                         225                         382
1998                                                       680                         290                         425
1999                                                       839                         351                         628

* Normalized so that the value of the Company's Common Stock and each index was $100 on December 31, 1994, assuming all dividends were reinvested, and assuming the Spin-Off resulted in a one time dividend on each share of JEF of $40.31 (the opening price of the new ITG shares immediately after the Spin-Off) in April of 1999.

                                  PENSION PLAN

     All employees of the Company prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service with the Company are covered by the Jefferies Group, Inc. Employees' Pension Plan (the "Pension Plan"), a defined benefit plan, which was originally adopted in 1964 and amended in January 1987. The Pension Plan is funded through contributions by the Company and earnings on existing assets in conformance with annual actuarial evaluations. The Pension Plan provides for annual benefits following normal retirement at age 65 equal to 1% of the employee's covered remuneration from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered remuneration for 1985 and 1986, reduced proportionately for service of less than fifteen years (as of December 31, 1986). Benefits payable under the Pension Plan are not subject to deduction for Social Security benefits or other offsets.

     Covered remuneration for purposes of the Pension Plan includes the employee's total annual compensation (salaries, bonuses and commissions) not to exceed $100,000 for 1985 and 1986, and $200,000 for 1987. From 1988 through
1993, this latter dollar limitation was adjusted automatically for each plan year to the amount prescribed by the Secretary of the Treasury, or his delegate, for such plan year. From 1994 until 1996, the maximum covered remuneration was $150,000. From 1997 through 1999, the maximum covered remuneration was $160,000. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with the Company for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items:
(1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 remuneration up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered remuneration through the date of termination. Total years of credited service apply to both the original and amended Pension Plans for purposes of determining vesting and eligibilities.

     As of December 31, 1999, the estimated annual benefits payable upon retirement at normal retirement age for each of the Named Executive Officers of the Company are: Mr. Baxter: $52,694; Mr. Gluck: $52,039; Mr. Handler: $64,161; Mr. Klowden: $26,500; and Mr. Schmitz: $7,800.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Jefferies has extended credit to certain of its Directors, Officers, employees and shareholders in connection with their purchase of securities on margin. Receivables from its Officers and Directors were $8,114,979 at December 31, 1999. Such extensions of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     During 1999, in the ordinary course of business, Jefferies executed securities transactions on behalf of Tweedy, Browne Company L.L.C., a shareholder of the Company beneficially owning in excess of 5% of the Company's Common Stock, and received commissions of approximately $62,000.

     During fiscal 1999 prior to his resignation, Tracy G. Herrick, a former Director of the Company, provided the Company with certain financial and other consulting services. Mr. Herrick was paid $88,527.

     The Company believes the foregoing transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated parties. The Board of Directors has adopted a policy which provides that the Company will not enter into any transactions with its Directors, Officers, or affiliates (not including companies consolidated with it for financial reporting purposes), other than those related to employee compensation or expense reimbursement and other than those having terms no less favorable to the Company than could have been obtained from unaffiliated parties, unless approved by the Company's disinterested and independent Directors.

                     ANNUAL REPORT AND INDEPENDENT AUDITORS

     The Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1999, accompanies this Proxy Statement, but is not deemed a part of the proxy soliciting material.

     KPMG LLP were the Company's independent auditors for the year ended December 31, 1999. The appointment of independent auditors is approved annually by the Board of Directors, which approval is based, in part, on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. Shareholder approval is not sought in connection with this selection.

     A representative of KPMG LLP, the independent auditors who examined the consolidated financial statements of the Company for 1999, is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.

                                 OTHER MATTERS

     Management had received no notice, by the date 45 days before the mailing date of this Proxy Statement, of any matter to come before the Annual Meeting other than those described in this Proxy Statement, and does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

                           INCORPORATION BY REFERENCE

     Certain financial and other information has been provided in the Annual Report on Form 10-K delivered with this Proxy Statement. The following sections of the Annual Report are hereby incorporated by reference: "Supplementary Financial Information," "Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure," and "Quantitative and Qualitative Disclosures About Market Risk."

                             SHAREHOLDER PROPOSALS

     Shareholder proposals relating to the 2001 Annual Meeting of Shareholders must be received by the Company at its principal executive offices in Los Angeles, California at the address set forth on the first page hereof, no later than December 2, 2000 to be included in the Company's proxy statement and proxy card, and no later than February 17, 2001, if to be presented at the meeting but not included in the proxy statement or proxy card in order to be considered timely under federal securities laws. Nothing in this paragraph shall be deemed to require the Company to include in its proxy materials relating to the 2001 Annual Meeting of Shareholders, any shareholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission and the Company's By-Laws at that time in effect.

                                          For the Board of Directors,

                                          Jerry M. Gluck, Secretary
April 3, 2000

[X] PLEASE MARK YOUR
    VOTES AS INDICATED
    IN THIS EXAMPLE.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR election of Directors.

                            FOR   WITHHELD
1. Election of Directors.   [ ]     [ ]      2. In their discretion, upon such
   (see reverse)                                other business as may properly
                                                come before the meeting, or at
                                                any adjournment thereof.


For, except vote withheld from the following nominee(s):


--------------------------------------------------------



SIGNATURE(S)________________________________________________ DATE _____________

Shareholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto, and the Annual Report on Form 10-K for the fiscal year ended
December 31, 1999.

-------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --






                                [LOGO] JEFFERIES
                                       GROUP, INC.


Dear Shareholders,

     We are embracing the e-economy throughout the firm. We are very excited with the new communications tools as a means of enhancing our dialogue with clients and improving our internal processes. They increase our ability to compete. Our people, however, remain our most important asset. We are optimistic that combining our human and technological capital will propel earnings growth.


                                             Frank E. Baxter
                                             Chairman and CEO

                             JEFFERIES GROUP, INC.

P            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 26, 2000
          Solicited on Behalf of the Board of Directors of the Company
R
    The undersigned holder(s) of common shares of JEFFERIES GROUP, INC., a
O Delaware corporation (the "Company") hereby appoints Frank E. Baxter, Richard B. Handler and John C. Shaw, Jr., and each of them, attorneys
X of the undersigned, with power of substitution, to vote all shares of the common shares that the undersigned is entitled to vote at the Annual
Y Meeting of Shareholders of the Company to be held on Friday, May 26, 2000, at 10 a.m. and at any adjournment thereof, as follows:

    1. Election of Directors.                       (change of address/comments)
       Nominees for directors are: Frank E. Baxter,
       W. Patrick Campbell, Richard G. Dooley,      ---------------------------
       Richard B. Handler, Sheldon B. Lubar,
       Frank J. Macchiarola, John C. Shaw, Jr.      ---------------------------

    2. In their discretion, upon such other         ---------------------------
       business as may properly come before
       the meeting, or at any adjournment           ---------------------------
       thereof.


                         (PLEASE SIGN ON REVERSE SIDE)

                               (See Reverse Side)


--------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --







                               [LOGO]  JEFFERIES
                                       GROUP, INC.



                         ANNUAL MEETING OF SHAREHOLDERS


          DATE:     MAY 26, 2000

          TIME:     10:00 A.M.

          PLACE:    JEFFERIES & COMPANY, INC.
                    11100 SANTA MONICA BLVD. 11th FL.
                    LOS ANGELES, CA 90025